                                                                EXHIBIT 10.2



                            EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT is made as of June 28, 1997 between UNIVERSAL STANDARD MEDICAL LABORATORIES, INC., a Michigan corporation (the "Company"), and PERRY C. McCLUNG ("Employee").

         WHEREAS, the Company is engaged in the business of operating clinical laboratories and marketing and administrating capitated laboratory and other health care services plans; and

         WHEREAS, Employee is experienced with the management of entities such as Company; and

         WHEREAS, the Company desires to employ Employee, and Employee desires to continue as an employee of the Company, pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 5 hereof (the "Employment Period").

         SECTION 2.  Position and Duties.

         (a) During the Employment Period, Employee shall serve as the Executive Vice President of the Company, as well as the Executive
Vice-President of the Company's wholly owned subsidiary, Universal Standard Managed Care, Inc. ("USMC"), and shall have the normal duties, responsibilities and authority consistent with such positions, subject to the power of the Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority.

         (b) In the event that, Employee shall serve as a consultant to the Company and USMC as provided in Section 3(b) below, Employee shall have the title, duties, responsibilities and authority as shall be defined at that time by the Chief Executive Officer of the Company in his sole discretion.

         (c) Employee shall report directly to the Chief Executive Officer of the Company. During the Employment Period, Employee shall devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness) to the business and affairs of the Company and its affiliates. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

         SECTION 3.  Compensation and Benefits.

         (a) During the Employment Period, Employee shall be paid a salary (the "Salary"), which Salary shall be as set forth to Section 3(b) below, and shall be payable in accordance with Section 3(c) below.

         (b) During the Year One of the Employment Period, which begins June 28, 1997 and ends on December 31, 1997, the Company shall pay to Employee, as compensation for his services to USMC, a pro rata portion of an annual salary equal to One Hundred and Fifty-Nine Thousand Dollars ($159,000); during Year Two of the Employment Period, which begins on January 1, 1998 and ends on December 31, 1998, the Company shall pay to Employee an annual salary equal to One Hundred and Fifty-Nine Thousand Dollars ($159,000); during Year Three of the Employment Period, which begins on January 1, 1999 and ends on December 31, 1999, the Company shall pay to Employee an annual salary equal to One Hundred Thirty-Four Thousand Dollars ($134,000); during Year Four of the Employment Period, which begins on January 1, 2000 and ends on December 31, 2000, the Company shall pay to Employee an annual salary which is to be mutually agreed upon by the Company and the Employee at a later date. In the event that the Company and Employee cannot reach an agreement as to the Employee's Year Four annual salary or the parties otherwise agree, Employee's employment with the Company shall terminate effective January 1, 2000 and Employee shall, instead, serve as a consultant to the Company during calendar year 2000 (the "Consulting Period"). During the Consulting Period, the Company shall pay to the Employee a monthly consulting fee equal to $6,222 multiplied by a fraction (which cannot be greater than one), the numerator of which is the managed care revenue derived from Base Accounts (as defined in Attachment A) and recorded as revenue in the prior month for financial accounting purposes and the denominator of which is one-twelfth of the managed care revenue derived from the Base Accounts and recorded as revenue in calendar year 1999 for financial accounting purposes.

         (c) The Company shall pay Employee's Salary to Employee in regular installments in accordance with the Company's standard payroll practices.

         (d) During the Employment Period (but not the Consulting Period), Employee shall be entitled to participate in all of the Company's employee benefit programs for which executive officer employees of the Company are generally eligible, including medical, dental, life and disability insurance, paid vacation time, and the non-matching 401(k) Retirement Plan.

         (e) Beginning in Year Three of the Employment Period and through the end of the Employment Period, the Company shall provide Employee with office space in Stuart, Florida as approved by the Chief Executive Officer of the Company in his sole discretion. During Year Two of the Employment Period, Employee is expected to spend approximately half of his time in Florida and half of his time in Michigan while providing services to the Company; provided that the Chief Executive Officer of the Company may require the Employee to spend more than half of his time in Michigan during Year Two in his sole discretion. Beginning in Year Three of the Employment Period, Employee is expected to spend approximately half of his time in Florida and half of his time





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

in Michigan while providing services to the Company, subject to change by the Chief Executive Officer of the Company in his sole discretion. The Company shall pay reasonable airfare for Employee's travel to and from Florida and Michigan in connection with Employee providing services under this Agreement; provided however, Employee must receive prior approval from the Chief Executive Officer or the Chief Financial Officer of the Company of the cost of all flights proposed to be taken by Employee to or from Michigan or Florida which are to be paid for by the Company.

         (f) Subject to Section 3(e), during the Employment Period and the Consulting Period, the Company shall reimburse Employee for all reasonable expenses incurred by him with respect to travel, entertainment and other business expenses which are required to perform his duties under this Agreement to the extent consistent with the Company's applicable policies in effect from time to time; provided, however, that Employee shall not be reimbursed for expenses incurred by him in connection with business use of his automobile since the Employee's salary has been increased by an amount to be used by the Employee to pay such expenses.

         (g) In addition, during the Employment Period (but not the Consulting Period), Employee shall be entitled to participate in any stock option or stock purchase plans established by the Company, as determined from time to time by the Company's Compensation Committee or Stock Option Committee.

         SECTION 4.  Bonus.

         (a) Regular Bonus: During the Employment Period (but not the Consulting Period), Employee shall be eligible to participate in the same bonus plans as other executive officers, with potential annual bonuses of up to 42% of the Employee's annual salary paid in such year. For the fiscal year ending December 31, 1997, Employee shall participate in the Executive and Key Manager Compensation Plan attached hereto as Exhibit A, with 50% of Employee's bonus subject to the Corporate Bonus and 50% of Employee's bonus subject to the Divisional Bonus for the Company's managed care division.

         (b)   Special Sales Bonus:

               (i) The Employee shall be eligible for a bonus in the first calendar year ending during the Employment Period (but not the Consulting Period) in which Employee Revenue exceeds Base Revenue by $15 million, as follows:

         In the first calendar year that Employee Revenue exceeds Base Revenue by $15 million, Employee will become eligible for one of the following bonuses, depending on the year in which Employee Revenue first exceeds Base Revenue by $15 million, as follows:





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

                                                      Year Employee Revenue
               Employee                       First Exceeds Base Revenue By $15 Million
               Revenue                        -----------------------------------------
               Threshold                      1998                 1999          2000
               ---------                      ----                 ----          ----
               Base Revenue
               plus $15 million               $150,000         $ 50,000            --

               Base Revenue
               plus $25 million               $375,000         $200,000         $ 50,000

               Base Revenue
               plus $35 million               $600,000         $400,000         $200,000

A Special Sales Bonus is payable only for the first calendar year during the Employment Period that Employee Revenue exceeds Base Revenue by at least $15 million and not for any calendar year thereafter.

               (ii) "Base Revenue" is equal to managed care revenues generated from Existing Accounts during the 1997 calendar year which are recorded as revenue for financial accounting purposes during 1997 and managed care revenues generated from New Programs initiated during the 1997 calendar year which are recorded as revenue for financial accounting purposes during 1997, annualized as if they had been in effect for the entire year; provided that if any Existing Account, listed on Attachment A, or any New Program initiated during the 1997 calendar year, generated no managed care revenues during the 1997 calendar year, then an estimated amount of annual managed care revenue expected to be generated from such program shall be included in Base Revenue, as determined by the Chief Executive Officer or Chief Financial Officer of the Company. "Employee Revenue" is equal to managed care revenues generated from Existing Accounts and New Programs during a single calendar year, except for managed care revenues from any Existing Account or New Program which resulted in a net profit percentage (after allocation of corporate overhead and administration expenses) ("Profit Percentage") in such calendar year of less than ten (10%) percent (the "Excluded Employee Revenue"); provided that no managed care revenue generated from an Existing Account or new Program shall be included in Employee Revenue if, at the Payment Date (as defined below), such Existing Account or New Program is not generating managed care revenues at the same or a greater level than in the calendar year for which Employee Revenue is being calculated. Excluded Employee Revenue may be included in Employee Revenue, if the Chief Executive Officer or Chief Financial Officer of the Company approve in writing of the inclusion of Excluded Employee Revenue in Employee Revenue, but only to the following extent: the Excluded Employee Revenue multiplied by a fraction the numerator of which is the Profit Percentage on such revenues in such calendar year and the denominator of which is ten (10%) percent. For example, if a New Program which started in 1998 produces $1,000,000 of managed care revenues in 1998, and the net profit on such revenue to USMC is $40,000, the Profit Percentage from such revenue is four (4%) percent and, if approved by the Chief Executive Officer or Chief Financial Officer, the Employee Revenue in 1998 from such New Program is $400,000 ($1,000,000 X 4%/10%). The





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pricing of all managed care programs is subject to the prior written approval of the Chief Executive Officer and/or the Chief Financial Officer of the Company.

               (iii) Employee Revenue in excess of a RevenueThreshold level, but between two Revenue Threshold levels set forth above, shall be payable at the lower of the two levels.

               (iv)  Any bonus for which Employee becomes eligible under this
Section 4(b) is payable in twelve equal monthly payments, with the first such payment due within five (5) business days of the release of the Company's earnings to the public for the year in which the bonus is earned. In order to receive bonus payments under this Section 4(b)(iv), Employee must be a full time regular employee of the Company on the date of payment of each such bonus payment. If the Employee's employment is terminated before all payments of this bonus for which Employee becomes eligible under Section 4(b) are paid, any unpaid bonus payments shall not be paid.

         SECTION 5.  Term; Termination.

         (a) The Employment Period shall be for a period, commencing on the date of this Agreement and ending on December 31, 2000 or, if earlier, (i) the beginning of the Consulting Period, (ii) termination of Employee's employment with Company for Cause (as defined below), (iii) termination of Employee's employment with the Company without Cause (as defined below), (iv) termination by the Employee's of his employment with the Company ("resignation"), (v) Employee's death or (vi) Employee's physical or mental disability which prevents him from performing his obligations hereunder for a period of ninety
(90) consecutive days. This Agreement shall terminate at the end of the Employment Period, or, if later, the end of the Consulting Period. Any such termination of this Agreement shall not affect the Company's obligation to pay Salary or consulting fees to Employee accrued through the effective date of such termination or severance payments required to be paid pursuant to Section 7 of the Agreement.

         (b) For purposes of this Agreement, "for Cause", shall mean (i) the Employee's personal dishonesty directly affecting the Company or its affiliates; (ii) gross incompetence as demonstrated by the Employee's inability to perform and carry out the functions required of Employee in a manner consistent and equal to the standards of other employees with similar responsibilities in the industry; (iii) willful or reckless misconduct of Employee; (iv) breach by Employee of fiduciary duty to the Company or its affiliates, whether or not involving person profit; (v) Employee's indictment for any violation of the Medicare or Medicaid laws or other similar laws or regulations or Employee's plea of nolo contenders or conviction under any laws or regulations relating to the Medicare or Medicaid programs or conviction for violation of any law, rule or regulation (other than traffic violations or other minor misdemeanor offenses); (vi) the issuance by any regulatory authority to which the business of the Company or its affiliates is subject of a final and nonappealable order against Employee imposing sanctions against Employee which adversely affect the business and operations of the Company or its affiliates; (vii) repeated and intentional failure of Employee to perform duties required under this Agreement or a material breach of any provision of this Agreement; or (viii) Employee's violation of the Company's Code of Ethics; provided, however, that with respect to





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

clauses (ii), (iii), (iv), (vii) and (viii) above, such events, occurrences, violations or problems shall constitute "Cause" only if Employee fails to cure such event, occurrence, violation or problem within five (5) days following the date on which written notice specifically identifying such event, occurrence, violation or problem is delivered to Employee. For purposes of this Agreement, "without Cause" shall mean termination of Employee's employment for any reason other than Employee's death or disability, termination of employment by the Employee or termination of the Employee's employment for Cause.

         (c) Employee hereby understands and agrees that, in the event of the termination of his employment for Cause or due to death, disability or resignation, no severance or other compensation shall be payable to Employee by the Company or its affiliates, and Employee hereby waives any and all claims for severance or other compensation in event of any for Cause termination, or Employee's death, disability or resignation. All compensation and other benefits shall cease to accrue upon the Employee's death, disability, resignation or termination of the Employee's employment for Cause.

         SECTION 6. Suspension. In the event Employee is indicted for any violation of the Medicare or Medicaid laws or other similar laws or regulations, the Company may suspend Employee and Employee shall cease all of his duties for the Company or its affiliates pursuant to this Agreement or otherwise. During any period of suspension, the Company may cease all payments of all compensation and any other benefits to which Employee may be entitled, in which case the Company shall have no obligation to pay such amounts in respect of such period of suspension or to provide such benefits at any future time.

         SECTION 7. Severance. In the event that Employee is terminated by the Company or any successor of the Company without Cause during the Employment Period, the Company shall pay to Employee, as a severance package, his Salary for up to nine (9) months from the date of termination, reduced by any amount that Employee earns during the nine month period following his termination from any subsequent employment or otherwise. In the event that Employee is terminated without Cause during the last nine months of the Employment Period, the maximum severance pay to which Employee shall be entitled shall be limited to Employee's salary for the remaining term of the Employment Period. Any severance compensation paid to Employee pursuant to this Section shall be paid in the same manner as Salary would have been paid to Employee during the Employment Period.

         SECTION 8.  Non-Competition.

         (a) As consideration for Employee's covenant not to compete with the Company or any of its affiliates in accordance with this Section 8 of this Agreement, Company shall pay to Employee an amount equal to $125,000 pursuant to the following payment schedule:

               (i)   $75,000, which was paid on January 6, 1997; and

               (ii)  $50,000 on or before January 1, 1998.





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


         (b) Definitions - The term "affiliates" shall mean, with respect to any person, partnership, corporation or other entity, any and all persons, partnerships, corporations or other entities directly or indirectly controlling (including, without limitation, all directors and officers), controlled by or under direct or indirect common control with such person, partnership, corporation or other entity, including, without limitation, any joint venture to which such person, partnership, corporation or other entity is a party. The term "Clinical Laboratory Business" shall mean any business, endeavor, enterprise, activity, arrangement or undertaking engaged in the performance or provision of any Laboratory Testing, including, without limitation, any entity that is required to be licensed under the Clinical Laboratory Improvement Amendments of 1988, codified at 42 U.S.C. Section 263a. The term "Laboratory Testing" shall mean any and all clinical laboratory analysis or testing (including, without limitation, any sampling, testing and reporting on medical, biological or diagnostic specimens or products (including all clinical and anatomical procedures)) and any activity substantially similar thereto. The term "Managed Care Business", shall mean any business, endeavor, enterprise, activity, arrangement or undertaking engaged in the provision of health care services, including, but not limited to Laboratory Testing, DME, HMS or diagnostic imaging services, by or through capitated plans. The term "Participate" shall mean any direct or indirect interest or position in or any financial or other arrangement or relationship with any business, arrangement or enterprise whether as an officer, director, employee, partner, shareholder, sole proprietor, joint venturer, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "Participate" shall not include ownership of less than two percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over- the-counter market.

         (c) Employee hereby covenants and agrees that during the Employment Period and for an additional period of five (5) years after the date on which Employee's employment with the Company terminates for any reason (the "Noncompetition Period"), Employee will not, and will not permit any of his affiliates or his affiliates' officers, directors, employees or agents to, directly or indirectly, (i) engage or Participate in any Clinical Laboratory Business (other than the Company and its affiliates) located in or providing any services to or for any person or entity whatsoever in or otherwise doing business an area within 100 miles of any facility of the Company or its affiliates in existence as of the date on which Employee's employment with the Company terminates, (ii) engage or Participate in any Managed Care Business (other than the Company and its affiliates) located in or providing services within the United States of America or (ii) induce or attempt to influence any person or entity who or which is or was a customer or client of the Company or its affiliates at any time during the Employment Period to transact business with any competitor of the Company or its affiliates or to cease to do business, in whole or in part, with the Company or its affiliates.

         (d) Employee hereby acknowledges and agrees that this covenant is reasonable with respect to its duration, geographic area and scope.

         (e) Enforceability. Notwithstanding the intent of the parties hereto that all of the provisions contained herein be fully enforceable and the terms of this paragraph, if at any time a





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court holds that the restrictions agreed to by the parties and stated in this
Agreement are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. The parties hereto agree that money damages would be inadequate for any breach of any of the provisions contained in Sections 8, 9, 10, or 13 of this Agreement. In the event of Employee's breach of any of such provisions, the Company or any of its affiliates or its or their successors or assigns may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.

         (f) Any termination of this Employment Agreement pursuant to Section 5 above shall not relieve Company of its obligation to pay the consideration for the noncompete pursuant to Section 8(a) hereof, nor Employee of his obligations under Section 8.

         SECTION 9. Confidential Information. Employee acknowledges and agrees that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates, including, without limitation, all information with respect to the Company's and its affiliates' managed care business (Confidential Information) are the sole property of the Company or its affiliates, respectively. Employee agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board of the Company unless and to the extent that the Confidential Information becomes generally known to and available for use by the public by means other than a breach of this covenant or until the Confidential Information becomes obsolete, whichever is earlier. Employee shall deliver to the Company at the termination of the Employment Period or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary which he may then possess or have under his control.

         SECTION 10. Inventions and Patents. Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company or its affiliates ("Work Product") shall belong to and be the sole property of the Company and its affiliates. Employee agrees to promptly disclose such Work Product to the Chief Executive Officer of the Company and the Board and to perform all actions reasonably requested by the Chief Executive officer of the Company or the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).





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

         SECTION 11. Survival. Sections 8, 9 and 10 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, Consulting Period or this Agreement for any reason.

         SECTION 12. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) sent by certified or registered mail, return receipt requested and postage prepaid, (ii) hand delivered, (iii) sent by a nationally recognized overnight courier or (iv) sent by telephone facsimile transmission (with a confirming copy by First Class mail) as follows:

         If to the Company:

               Universal Standard Medical Laboratories, Inc.
               26500 Northwestern Hwy., Suite 400
               Southfield, MI 48076
               Attention:  Chief Executive Officer
               Facsimile No.: (810) 358-0704

         If to Employee:

               Perry C. McClung
               42867 Potomac
               Novi, Michigan 48375

or at such other address as any party may specify by notice given to the other party in accordance with this paragraph. The date of giving of any such notice shall be the date of hand delivery, the date three days following the posting of the mail, the date sent by telephone facsimile, the day after delivery to the overnight courier service.

         SECTION 13. Code of Ethics. Employee hereby acknowledges that he has received and has signed a copy of the Company's Code of Ethics and further agrees to abide by and comply with all of the provisions contained therein. In the event that any of Employee's required duties or responsibilities hereunder would conflict with the provisions of the Company's Code of Ethics, Employee shall so notify the Company in writing, in which case the Company may either waive such provision of the Code of Ethics or waive the requirement of Employee to perform such conflicting duty or responsibility.

         SECTION 14.  Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or





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conflict of law provision or rule (whether of the State of Michigan or any
other jurisdiction) that   would cause the application of the laws of any
jurisdiction other than the State of Michigan.

         (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but when taken together shall constitute but one instrument.


         (c) Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee. The Company may freely assign this Agreement and all of its rights and obligations hereunder to any affiliate or to any person or entity in connection with a sale of all or substantially all of the assets of the Company or a sale of 50% or more of the capital stock of the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         (d) Delegation. The Company may perform its obligations under the Agreement directly or may delegate all or a portion of its responsibility for the same to a professional employer organization ("PEO") through which the Employee's services are made available to the Company. The institution of a professional employer arrangement with respect to the Employee's services for the Company does not constitute the termination of the Employee's engagement with the Company for purposes of the Agreement, nor does the transfer of the Employee's from one PEO to another PEO constitute such a termination, so long as his or her services for the Company continue uninterrupted. In the event of the institution of a professional employer arrangement with respect to the Employee's services for the Company, a termination of the engagement of the Employee shall be deemed to have occurred under the Agreement only in the event that the Employee is no longer rendering services to the Company as contemplated by the Agreement. In the event of the institution of a professional employer arrangement with respect to the Employee's services for the Company, Employee acknowledges that (i) the PEO, under the terms of its agreement with the Company, has the right to immediately terminate the Employee's employment without prior notice and without payment of any post-termination compensation to the Employee and (ii) the PEO shall have no liability under the Agreement except to make compensation payments to the Employee as directed by the Company. In the event of the institution of a professional employer arrangement with respect to the Employee's services for the Company, if the Company desires to terminate continued service from the Employee as contemplated by the Agreement, the Company agrees to either cause the PEO to terminate Employee's employment in accordance with the terms of the Agreement and to pay all amounts due to Employee under the Agreement resulting from such termination or to pay directly to the Employee all amounts that would be due to Employee under the Agreement upon such termination.

         (e) Descriptive Headings. The descriptive headings contained in this Agreement are for convenience only and do not constitute a part of this Agreement.





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

         (f) Invalidity. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

         (g) Waiver. No failure on the part of either party to exercise, and no delay in exercising or course of dealing with respect to, any right, power or privilege under this Agreement (or breach of any obligation under any other agreement) shall operate as a waiver thereof , nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other agreement (or breach of any obligation under any other agreement) preclude any other or further exercise thereof or hereunder, or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         (h) Amendments. This Agreement may not be amended, modified or abrogated except in writing executed by each of the parties hereto.

         (i) Entirety. All negotiations and agreements between the parties relating to the subject matter of this Agreement are merged into this Agreement and there are no representations, covenants or agreements of either party other than those expressly set forth herein.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          UNIVERSAL STANDARD MEDICAL
                                          LABORATORIES, INC.


                                          By: /s/ Eugene Jennings
                                             -----------------------------------
                                             Eugene Jennings
                                          Its:  President

/s/ Alan S. Ker                               /s/ Perry C. McClung
----------------------------              --------------------------------------
Witness                                   PERRY C. McCLUNG





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

                                 ATTACHMENT A

BASE ACCOUNTS

     Base Accounts consist of the Existing Accounts, as listed below, plus any New Program. A New Program is defined as any USMC program or plan which commenced subsequent to the execution date of this Agreement, provided that any such program or plan was procured solely and directly by Employee and that no other USMC employee is paid a commission in connection with the procurement of such program or plan.


EXISTING ACCOUNTS

     All USMC programs or plans in effect as of the execution date of this Agreement providing laboratory services ("LS"), home medical services ("HMS") or imaging services ("IS") to the employees, members or retirees of any of the following entities, divisions or other groupings:


          Chrysler *                              *
          Chrysler *                        City of Flint  (LS)
          Chrysler *                        Lee County  (LS)
          Chrysler *                              *
          Chrysler Indiana  (LS)            Allied Signal  (LS)
          Ford UAW  (LS)                    Budd Plastics  (LS)
          Ford Retiree  (LS)                      *
          Ford Ohio  (LS)                   Emerald HMO  (LS)
          Ford Ohio Retiree  (LS)           State of Indiana  (LS)
          Ford Indiana  (LS)                Healthnet Kansas  (LS)
          Ford Kentucky  (LS)               Ford (HMS)
          Mazda  (LS)                       Healthnet (HMS)
          Teamsters  (LS)                   Emerald (HMS)
          Rouge Steel  (LS)                 Ford National (HMS)
                *                                 *
          City of Detroit  (LS)                   *
          Board of Education  (LS)                *
          Messa  (LS)                             *
          Detroit Diesel  (LS)                    *
                                            Rouge Steel  (HMS)



____________________________
*

* Denotes information filed separately with the Commission pursuant to Rule 24 b-2 of the Securities Exchange Act of 1934 governing requests for confidential treatment of information.


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
                                 EXHIBIT A TO
                         EMPLOYMENT AGREEMENT BETWEEN
                                  USML, INC.
                                     AND
                               PERRY C. MCCLUNG



             [Attach Executive And Key Manager Compensation Plan]

   Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the Fiscal Quarter Ended September 30, 1996





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